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                                                                    EXHIBIT 12.1


                    BLUE BIRD CORPORATION AND SUBSIDIARIES
                    BLUE BIRD BODY COMPANY AND SUBSIDIARIES

            STATEMENTS RE COMPUTATION OF EARNINGS TO FIXED CHARGES
  FOR THE YEARS ENDED NOVEMBER 1, 1997, NOVEMBER 2, 1996, OCTOBER 28, 1995,
                    OCTOBER 29, 1994 AND OCTOBER 30, 1993.
                         (In Thousands Except Ratios)


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                                                                       BBC
                                       -------------------------------------------------------------------
                                       NOVEMBER 1,   NOVEMBER 2,   OCTOBER 28,   OCTOBER 29,   OCTOBER 30,
                                          1997          1996          1995          1994          1993
                                       -----------   -----------   -----------   -----------   -----------

FIXED CHARGES:
 Interest expense......................  $ 32,488      $ 16,455      $ 16,282      $ 15,224      $ 15,973
 Interest element of rentals...........       539           473           536           521           448
 Amortization of debt issuance costs...     1,266         2,688         2,245         2,209         2,202
                                        ---------     ---------     ---------     ---------     ---------
                                         $ 34,293      $ 19,616      $ 19,063      $ 17,954      $ 18,623
                                        ---------     ---------     ---------     ---------     ---------
                                        ---------     ---------     ---------     ---------     ---------

EARNINGS:
 Net income (loss).....................  $ 10,597      $ 23,765      $ 16,852      $ 15,408      $  9,595
 Provision (benefit) for income taxes..    (4,473)       14,034        11,686        10,157         6,930
 Fixed charges.........................    34,293        19,616        19,063        17,954        18,623
 Interest capitalized..................       -0-           -0-          (208)         (145)          -0-
                                        ---------     ---------     ---------     ---------     ---------
                                          $40,417       $57,415       $47,393       $43,374       $35,148
                                        ---------     ---------     ---------     ---------     ---------
                                        ---------     ---------     ---------     ---------     ---------

RATIO OF EARNINGS TO FIXED CHARGES.....      1.2x          2.9x          2.5x          2.4x          1.9x
                                        ---------     ---------     ---------     ---------     ---------
                                        ---------     ---------     ---------     ---------     ---------

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